Exhibit 10.5

PURCHASING AGREEMENT

Products

Vendor:	Cardiovascular Systems, Inc.

Products:	ATHERECTOMY

Effective Date:	May 1, 2018

Agreement Number:	HPG-4037

* Confidential treatment has been requested with respect to certain     portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

PURCHASING AGREEMENT
This Purchasing Agreement is entered into by HealthTrust Purchasing Group, L.P., a Delaware limited partnership, having its principal place of business at 1100 Charlotte Ave., Suite 1100, Nashville, TN 37203 (“HealthTrust”), and Cardiovascular Systems, Inc., a Delaware corporation, with a place of business at 1225 Old Hwy 8 NW, St. Paul, MN 55112 (“Vendor”).
WHEREAS, HealthTrust is organized as a group purchasing organization to which various healthcare providers and other organizations belong as Participants;
WHEREAS, pursuant and subject to Participation Agreements with HealthTrust, Participants and their Affiliates are permitted to obtain products and services under purchasing agreements between HealthTrust and vendors; and
WHEREAS, Vendor desires to offer certain of its products and/or services to Participants;
NOW, THEREFORE, HealthTrust and Vendor hereby agree that Vendor shall provide products and/or services to Participants in accordance with this Agreement.
1.0Definitions

1.1.
“Affiliates” as applied to any particular entity, means those entities, businesses, facilities, and enterprises that are controlled by, controlling, or under common control with a stated entity, whether by ownership or contract; provided, however, that no shareholder of any Participant (including HCA Holdings, Inc.) shall be deemed to be an “Affiliate”.

1.2.	“Agreement” means this purchasing agreement, including all exhibits and other attachments appended hereto, as amended from time to time.

1.3.
“Cause” means any failure to perform or observe any material covenant or obligation contained in this Agreement, including any violation of state or federal laws, rules or regulations that would prohibit a Party or any Purchaser, as applicable, from participating in Healthcare Programs (as defined in Section 14.9).

1.4.
“Confidential Information” means information related to the business of a Party, a Participant, and their Affiliates, clients and patients that may be obtained as the result of performance under this Agreement. Confidential Information shall include, but is not limited to, the list of Participants, the terms of this Agreement, including the prices for Products and Services, and the sales volumes of Products and Services, in the aggregate or by Purchaser. Subject to the HIPAA Requirements (as defined in Section 11.3) and any applicable law or regulation, Confidential Information shall not include: (i) information that is publicly available prior to the disclosure or becomes publicly available through no wrongful act of the Receiving Party; (ii) information that was in lawful possession of the Receiving Party prior to the disclosure and was not received as a result of any breach of confidentiality with respect to the Disclosing Party; (iii) de-identified and aggregated transaction data related to purchases of Products and/or Services; or (iv) information that was independently developed by the Receiving Party without use of information disclosed under this Agreement.

1.5.	“Disclosing Party” means the Party, Participant, or its Affiliate, that provides or discloses Confidential Information to the other Party, Participant, or its Affiliate under this Agreement.

1.6.	“Distributor(s)” means any product distributor designated in accordance with Exhibit B.

1.7.
“Dual Source Award” means an agreement by HealthTrust not to contract on behalf of its entire membership with more than one alternative supplier from which Participants can purchase products and services comparable to those listed in Exhibit A during the Term.

1.8.	“EDI” means Electronic Data Interchange.

1.9.	“Effective Date” means the date this Agreement commences, which is designated in Exhibit B.

1.10.	“EFT” means Electronic Funds Transfer.

1.11.
“Equipment” means a Product: (i) with a life span in excess of one (1) year; (ii) contains or is made of non-expendable material; and (iii) is not a consumable or software. Equipment includes any and all component parts thereof.

1.12.	“Expiration Date” means the date this Agreement expires, which is designated in Exhibit B.

1.13.	“FDA” means the United States Food and Drug Administration.

1.14.
“Fill Rate” means the average of the individual fill rates for all orders of a Product by stock keeping unit (or “SKU”) by all Purchasers during any calendar month, calculated by dividing the total units delivered undamaged within the delivery requirements of Section 7.0 of this Agreement and/or Exhibit B by the total units ordered for such Product during such calendar month.

1.15.	“GLN” means the Global Location Number assigned to each Purchaser by GS1.

1.16.	“GPO” means group purchasing organization.

1.17.	“GPO Fees” shall have the definition set forth in Section 3.1.

1.18.	“GPOID” means the unique identification number assigned by HealthTrust to each Purchaser or Participant.

1.19.
“Multi-Source Award” means Vendor is designated as an approved source of Products and/or Services with no limitation on HealthTrust contracting with alternative suppliers from which Participants can purchase products and services comparable to those listed in Exhibit A during the Term.

1.20.
“MWBE” or “Minority and Woman Owned Business Enterprise” means a business that is: (i) a minority owned business, as certified by the National Minority Supplier Development Council (NMSDC) or any local affiliate thereof; (ii) a woman owned business, as certified by the Women’s Business Enterprise National Council (WBENC); or (iii) a service disabled veteran owned business, as certified by the Association for Service Disabled Veterans (ASDV).

1.21.
“New Technology Product” means a product that, as compared to existing products, offers significant technological advancements and: (i) will significantly improve clinical outcomes or patient care; or (ii) will significantly streamline clinical and/or operational work processes.

1.22.
“Optional Source Award” means Vendor is designated as an approved source of the Products and/or Services with no limitation on HealthTrust or Participants contracting with alternative suppliers for purchases of products and services comparable to those listed in Exhibit A during the Term, or on Participants purchasing such comparable products and services from alternative suppliers on a non-contract basis.

1.23.	“OSHA” means the Occupational Safety and Health Administration.

1.24.
“Participant” means a member of HealthTrust that has entered into a Participation Agreement, and its Affiliates, including but not limited to acute care facilities, hospitals, ambulatory surgery centers, imaging centers, alternate site entities, physician practices, rehabilitation facilities, psychiatric centers, clinics or any other kind of healthcare provider, as well as any distribution centers qualifying as a Participant and servicing other Participants.

1.25.
“Participation Agreement” means a written member agreement between HealthTrust and a Participant that permits the Participant and its Affiliates to purchase products and services from various vendors having purchasing agreements with HealthTrust.

1.26.	“Party” and “Parties” means Vendor and/or HealthTrust, as the context requires.

1.27.	“Products” means those goods listed in Exhibit A to this Agreement, and any instruments or other items provided by Vendor Personnel in connection with the use of the goods listed in Exhibit A.

1.28.	“Purchaser” means any Participant obtaining Products and/or Services from Vendor.

1.29.
“Rebate” means any amount paid by Vendor to HealthTrust for allocation to Purchasers, based on purchases of Products and/or Services by Purchasers under this Agreement during a specified time period. The Rebate shall be determined as stated in Section 3.2 and any applicable Exhibit.

1.30.	“Recall” shall have the definition set forth in Section 9.7.

1.31.	“Receiving Party” means the Party, Participant, or its Affiliate, that receives Confidential Information from the other Party, Participant, or its Affiliate under this Agreement.

1.32.	“Required Fill Rate” shall have the definition set forth in Section 7.4.

1.33.
“Services” means those services listed in Exhibit A to this Agreement and under any Purchaser-Specific Agreements permitted hereunder, as well as any services provided by Vendor Personnel in connection with any Purchaser’s purchase and/or use of Products, including conversion to and support for the Products, as well as training and education related to the Products.

1.34.
“Sole Source Award” means an agreement by HealthTrust not to contract on behalf of its entire membership with any alternative supplier from which Participants can purchase products and services comparable to those listed in Exhibit A during the Term.

1.35.	“Subcontractor” means representatives, agents or other third party entities engaged or used by Vendor in the performance of Vendor’s obligations under this Agreement.

1.36.
“Term” means the period during which this Agreement is in effect, commencing on the Effective Date and ending on the Expiration Date, unless terminated early or extended as permitted by this Agreement.

1.37.	“Vendor Personnel” means any Vendor employees or Subcontractors responsible for performing Services under this Agreement.
2.0    General Purchasing Provisions

2.1.
GPO Laws and Regulations. HealthTrust is a group purchasing organization as defined in 42 C.F.R. § 1001.952(j). The Parties acknowledge that it is their intent to establish a business relationship in which payments by Vendor to HealthTrust and Purchasers comply with the exceptions to the Medicare and Medicaid Anti-Kickback statute set forth at 42 U.S.C. § 1320a-7b(b)(3) (A) and (C), the “safe harbor”

regulations regarding discounts set forth in 42 C.F.R. § 1001.952(h), and the “safe harbor” regulations regarding payments to group purchasing organizations set forth in 42 C.F.R. § 1001.952(j); and the Parties believe that the relationship contemplated by this Agreement is in compliance with those requirements.

2.2.	Award Basis. The award basis for this Agreement is designated in Exhibit B.

2.3.
Eligible and Ineligible Purchasers. Commencing on the Effective Date, all Participants shall be eligible to obtain Products and/or Services from Vendor under this Agreement. At least once every two (2) weeks, Vendor shall check HealthTrust’s Participant list located at https://vendors.healthtrustpg.com/ and within ten (10) business days thereafter Vendor shall update its list of Participants to accurately reflect the name, address, GPOID, GLN, and any other assigned identification code for each Participant. Vendor shall provide any new Participant with access to Products and pricing under this Agreement by the end of such ten (10) day period. Vendor shall provide HealthTrust a copy of Vendor’s list of Participants upon request and shall make any corrections required by HealthTrust. If Vendor has a documented basis to believe that a Purchaser is a member of another group purchasing organization, it shall promptly notify HealthTrust, which will coordinate with Vendor and Purchaser to resolve any such discrepancy. If a Purchaser ceases to be a Participant of HealthTrust during the Term, Vendor agrees not to thereafter allow such entity to purchase Products and/or Services under this Agreement except with HealthTrust’s prior written consent and, in any case, Vendor’s obligation to pay GPO Fees shall remain in full force and effect with respect to any such purchases. Purchasers obtaining Products and/or Services from Vendor under this Agreement shall be considered third party beneficiaries under this Agreement.

2.4.	Purchaser Obligations. Vendor agrees that HealthTrust shall have no responsibility or obligation for payments owed by Purchasers or for any other obligations of Purchasers under this Agreement.

2.5.	Orders. This Agreement shall apply to each order of Products and Services by a Purchaser, regardless of how communicated or whether reference is made to this Agreement.

2.6.	Purchaser-Specific Arrangements.

2.6.1
Termination of Existing Arrangements. Any Participant or Purchaser may, at any time and without penalty or liability, terminate any existing contract or other arrangement with Vendor in order to purchase under this Agreement notwithstanding any provision to the contrary in any such existing contract or arrangement; provided, however, that such termination shall not relieve such Participant or Purchaser from any payment obligations incurred prior to the termination..

2.6.2
Local Deals. Except as expressly permitted by HealthTrust in the form of an exhibit to this Agreement, Vendor covenants that it will not enter into or negotiate a separate agreement with any Purchaser for the same Products and/or Services offered under this Agreement without HealthTrust’s prior written consent and authorization (“Purchaser-Specific Agreement”). In any case, a Purchaser-Specific Agreement must have pricing terms no less favorable than those of this Agreement, and all Purchaser-Specific Agreements will be subject to and governed by the terms of this Agreement, including Section 15.3 (Conflicts). Upon request, Vendor shall provide HealthTrust with information regarding Purchaser-Specific Agreements, including lists of Purchasers that have executed Purchaser-Specific Agreements and summaries and copies of same.

2.7.
Participant-specific Websites. Upon a Participant’s written authorization, at Vendor’s sole expense, Vendor may establish and maintain one or more websites or web portals specific to such Participant and/or its Affiliates (each, a “Participant-specific Website”), provided that: (i) access is only available to such Participant and/or its Affiliates; (ii) the content is limited to Products and/or Services under this Agreement or under any other contract between HealthTrust and such Vendor or one of its Affiliates; and (iii) Vendor will remove or take down any such Participant-specific Website immediately upon request of Participant or HealthTrust.

2.8.	Capital Investments. Vendor assumes the full and complete risk of any capital investment it makes to enable or to enhance its capabilities to perform under this Agreement.

2.9.
Direct and/or Distributor Purchases. As set forth in Exhibit B, Products and/or Services may be obtained: (i) only directly from Vendor; or (ii) only through a Distributor; or (iii) by either of the foregoing means. Exhibit A sets forth the prices (including any discounts or Rebates) for purchases made directly from Vendor and/or through a Distributor, as applicable.

2.9.1
Direct Purchases. For purchases directly from Vendor, no minimum quantity or dollar amount shall apply to any order unless expressly stated in Exhibit B. Vendor shall issue a refund or credit, at Purchaser’s option, for any overcharge/overpayment to Purchaser no later than thirty (30) days following discovery or notice thereof. In the event of an undercharge, Purchaser shall have no obligation to pay Vendor the amount of such undercharge, nor shall Vendor have the right to set-off the undercharge against any refund due for an overcharge/overpayment, unless the undercharge was an error discovered and re-invoiced within thirty (30) days after the date of the original invoice. Vendor shall provide to each Purchaser with unapplied credits at least quarterly statements listing unapplied credits, and upon request by a Purchaser, shall promptly refund the amount of the unapplied credits.

2.9.2
Purchases through Distributors. If any purchases are available through Distributors, prices shall be either net to Distributor or net to Purchaser as specified in Exhibit A. Vendor shall provide Product pricing and related information to Distributors that is consistent with Exhibit A (and any amendments) and corresponding pricing files for EDI and Internet e-commerce transactions. HealthTrust shall also be permitted to provide such Product pricing and related information to Distributors. Vendor bears total responsibility for obtaining Purchaser-specific purchase information from Distributors so that Vendor accurately pays and reports GPO Fees and Rebates (if any). Vendor will not change its financial arrangements with any Distributor in any manner that could result in an increase in the prices charged by that Distributor to Purchasers for Products under this Agreement.

2.10.
Effective Date and Firm Pricing. The obligation of Vendor to make Products and/or Services available under this Agreement shall commence as of the Effective Date. The prices set forth in Exhibit A shall be fixed and firm effective from the Effective Date through the Expiration Date.

2.11.	Vendor Products.

2.11.1
Current Products. Vendor represents and warrants that, as of the Effective Date, Exhibit A contains all products offered by Vendor in the United States within a Product category covered by this Agreement. Upon receipt of notice from HealthTrust that Vendor is not in compliance with this Section 2.11.1, Vendor will have thirty (30) days to execute an amendment to add the product to Exhibit A at a price point or discount comparable to other Products under this Agreement. If Vendor fails or declines to add the product within such thirty (30) day period, then HealthTrust, in its sole discretion, may immediately terminate this Agreement.

2.11.2
Product Discontinuation. Vendor shall provide HealthTrust at least three (3) months’ notice prior to discontinuation of any Product. Subject to Section 2.12, replacement products shall have characteristics and specifications at least equal to that of the replaced Product and shall be offered at a price not greater than that of the replaced Product.

2.11.3
New Products. Vendor must provide three (3) months’ notice to HealthTrust prior to offering for sale to Participants any new product (that is not a New Technology Product subject to Section 2.11.4) in the Product category covered by this Agreement. During this period, Vendor must complete any product documentation requested by HealthTrust and amend Exhibit A to add such product at a mutually-agreed price. If Vendor offers any new product to Participants prior to such amendment, Vendor agrees that Participants will pay the price on Exhibit A for the most comparable Product. Vendor shall pay the GPO Fee for all Participant purchases beginning from date of first sale of such product.

2.11.4
New Technology Products. If a New Technology Product within a Product category covered by this Agreement becomes available from any supplier including Vendor, HealthTrust may evaluate and contract with such supplier to make the New Technology Product available to Participants without constituting a breach of this Agreement. If requested by HealthTrust, Vendor shall negotiate in good faith to amend Exhibit A to add such product at a price point or discount comparable to those applicable to Products under this Agreement, or at a price comparable to those offered by competing suppliers, whichever is lower.

2.12.
Performance Requirements. Vendor represents and warrants that it will not change a Product in a manner that would materially affect its specifications or functionality without prior written notice to HealthTrust. If Vendor fails to provide such notice for any such change, then:

2.12.1	Contracted pricing for the identified Product(s) will not be increased under any circumstances;

2.12.2
Each Purchaser shall have the right to procure products comparable to the identified Product(s) from another source without any penalty and will continue to be in compliance with this Agreement and any Purchaser-Specific Agreements under this Agreement; and

2.12.3
HealthTrust has the right to either: (a) remove the identified Product(s) from this Agreement; or (b) reduce the award basis and contract with an alternative supplier for the applicable product category.

2.13.	Technology Refresh; Replacement Parts. Intentionally Omitted.
3.0    GPO Fees, Rebates, Reporting, Prices, Payments

3.1.
GPO Fees. In consideration for the administrative and other services performed by HealthTrust in connection with purchases of Products and Services, Vendor shall pay administrative fees to HealthTrust (“GPO Fees”) for all purchases by Purchasers of Products and Services whether such purchases are made directly from Vendor or through a Distributor (notwithstanding the ordering point method specified in Exhibit B), and regardless of whether such purchases are made at prices other than those stated in Exhibit A or whether pursuant to a separate agreement with a Purchaser. The GPO Fee shall be determined by multiplying the GPO Fee percentage stated in Exhibit B by the dollar amount of purchases of Products and Services by Purchasers, excluding any separately-billed freight charges (not included in Product price), taxes, Rebates, refunds, credits on Product returns (unless returned due to a Recall) and, if the Product is purchased from a Distributor, any Distributor markup. For clarity, remuneration (whether described as rebates or otherwise) that is paid by Vendor to a distribution center qualifying as a Participant pursuant to a disintermediation agreement shall not be excluded from the GPO Fee calculation. The payment of such GPO Fees is intended to be in compliance with the exception to the Medicare and Medicaid Anti-Kickback Statute set forth at 42 U.S.C. § 1320a-7b(b)(3)(C) and the “safe harbor” regulations set forth in 42 C.F.R. § 1001.952(j).

3.2.
Rebates. Vendor shall pay Rebates based on purchases of Products and/or Services by Purchasers in the amounts stated in Exhibit A, if any. If a percentage is listed, then the Rebate shall be determined by multiplying the stated percentage by the dollar amount actually paid by the Purchaser for Products and Services purchased under this Agreement, excluding any added freight charges, taxes, any Distributor markup (if applicable), and net of any refunds or credits on Product returns. Rebates shall be paid to HealthTrust for payment by HealthTrust to Purchasers. The payment of Rebates is intended to be in compliance with the exception to the Medicaid and Medicare Anti-Kickback Statute set forth at 42 U.S.C. § 1320a-7b(b)(3)(A) and the “safe harbor” regulations set forth in 42 C.F.R. § 1001.952(h).

3.3.
GPO Fee and Rebate Reports from Vendor. With each GPO Fee payment, Vendor shall provide to HealthTrust an electronic report that accurately lists, by Purchaser, the purchases upon which the GPO Fees are based for the applicable time period, and any other information that may be required to enable HealthTrust to comply with 42 C.F.R. § 1001.952(j). With each Rebate payment, Vendor shall provide an electronic report that contains sufficient detail to permit HealthTrust to accurately allocate the appropriate amounts to each Purchaser. Each such Vendor report shall include a listing of each Purchaser by the Purchaser GPOID or GLN associated with its ship-to address, even if Vendor uses its own customer identification number. In the event Vendor has no sales under this Agreement during a reporting period, Vendor shall submit a report to HealthTrust indicating zero sales. The Vendor reports shall be sent by e-mail to vendorbackup@healthtrustpg.com. Payment of GPO Fees or Rebates without accompanying reports shall be considered non-payment until such reports have been delivered to HealthTrust.

3.4.
Prompt Payment Acknowledgement. Vendor acknowledges that failure to timely pay GPO Fees and Rebates, or to submit accurate reports, will delay HealthTrust’s payment and/or reporting to Participants and Purchasers, thereby potentially causing them to be unable to accurately complete cost reports required under government-reimbursed healthcare programs.

3.5.
Late Fees. HealthTrust shall have the right to charge, and Vendor agrees to pay, a late fee equal to one percent (1%) per month (or the maximum allowed by law, whichever is less) of the amount of any GPO Fees, Rebates, or other fees not paid or refunded by Vendor in accordance with the payment terms stated in this Agreement. Any Purchaser shall have the right to charge, and Vendor agrees to pay, a late fee equal to one percent (1%) per month (or the maximum allowed by law, whichever is less) of the amount of any Purchaser overpayments not refunded by Vendor in accordance with the payment terms stated in Section 2.9.1. Such late fees shall also apply to other fees not paid or refunded by Vendor within thirty (30) days of Vendor’s receipt of the applicable invoice. The accrual of the late fee shall commence on the date the original payment was due.

3.6.
Other Reports. On or prior to the Effective Date, and thereafter upon request, Vendor shall provide HealthTrust with electronic copies of: (i) the price list in Exhibit A; and (ii) Vendor’s list prices for Products. On a quarterly basis, Vendor shall also provide to HealthTrust the related product offerings reports per Exhibit B, which shall include all applicable GTIN, GLN and GDSN data as defined in Section 4.2 (GS1 GTIN Standards). Vendor shall also furnish, in an agreed-upon format, any additional reports reasonably requested by HealthTrust related to Products provided to Purchasers under this Agreement.

4.0    EDI and E-Commerce

4.1.
Electronic Ordering. For Products and Services available directly from Vendor (if any), Vendor shall provide, at no additional cost to Purchasers, a mechanism for purchase order placement, confirmation, change orders and invoices to be sent by EDI or by internet-based e-commerce system except where Vendor or a Purchaser does not have such capability, or as expressly stated otherwise pursuant in Exhibit B. Subject to the prior sentence, Vendor will absorb any costs incurred by Vendor to provide or maintain such mechanism, including third party costs for data transfers. Vendor and the applicable Purchaser shall own all transaction data, and HealthTrust shall have the right to access and retain such transaction data for performance of its group purchasing functions.

4.2.
GS1 GTIN Standards. HealthTrust and Vendor support implementation of GS1 Global Trade Item Numbers (“GTIN”) and GLNs in the health care industry as the standardized system for marking products with unique identifiers at all units of use, in an effort to improve the efficiency and visibility of clinical supply and demand chains. Vendor will assign a GTIN to identify each Product at all applicable levels of packaging and will provide the GTIN and GLN information and applicable Product attributes to HealthTrust upon request. Upon HealthTrust request, Vendor will participate in compliance testing to demonstrate that its data submissions conform to the GTIN and GLN requirements.

5.0    Price Warranty

5.1.
Competitive Pricing. The prices, terms, and conditions under this Agreement, must be as favorable or better than those offered by Vendor to any other group purchasing organization or integrated delivery network whose members’ product category, purchase commitment levels, product purchase mix and volume are, during the corresponding period, substantially similar to those purchased by the Purchasers, excluding government entities. Within thirty (30) days of determining that Vendor is not in compliance, HealthTrust and Vendor shall amend this Agreement to provide at least as favorable prices, terms, and conditions to Purchasers.

5.2.
Price Decreases. Vendor shall notify HealthTrust if it offers any general, “across the board” price decreases for Products or Services to a substantial number of its customers and shall make such decreases available to Purchasers promptly and in like amounts or percentages, as applicable.

5.3.
Invoice Errors. If an invoice does not match purchase order information, including but not limited to purchase order number, Products, prices set forth in Exhibit A and other required information, then Purchaser shall have the right to reject the invoice and request resubmission by Vendor or Distributor, and the payment terms set forth in Exhibit B shall be tolled until an invoice with the correct purchase order information has been received by Purchaser.

6.0    Taxes

6.1.
Tax Collection. Vendor shall be registered in all taxing jurisdictions where, as a seller of Products and/or Services under this Agreement, it is legally required to register. Vendor shall pay to the applicable taxing authority any federal, state or local excise or other similar tax imposed on Vendor or for which Vendor is legally, contractually or otherwise responsible in connection with its sale or provision of Products and/or Services under this Agreement (including, without limitation, the medical device excise tax as set forth in the Section 4191 of the Internal Revenue Code) without seeking any reimbursement from Purchasers. Vendor shall collect from each Purchaser and pay to the applicable taxing authority any federal, state or local sales or use tax imposed on a Purchaser or for which a Purchaser is legally responsible in connection with such Purchaser’s purchase or acquisition of Products and/or Services under this Agreement. Invoices to Purchasers shall clearly and separately state the amount of such tax. Vendor’s invoice will show taxability per applicable taxing jurisdiction. Vendor shall promptly refund to Purchasers any overcharges of taxes collected by Vendor from Purchasers. Vendor shall pay all amounts assessed by any taxing authority as a result of Vendor’s failure to comply with this Section 6.1.

6.2.
Product Information for Tax Reconciliation. Upon request, Vendor shall provide reasonable assistance to HealthTrust and each Purchaser to provide data and information in Vendor’s possession to assist Purchaser’s reconciliation of its item files to Vendor’s files with regard to tax rates and taxability of Products and/or Services including the provision of the following information as applicable to Products, to the extent Vendor tracks and has actual knowledge of such information:

6.2.1	Is the Product or package labeled in a manner that indicates that it is available only with a physician’s prescription (i.e., is it a federal legend item)?

6.2.2	Is the item a kit, pack, or tray? If yes, list all items contained in the kit, pack, or tray and each item’s approximate percentage of the cost.

6.2.3	Is the Product intended for single patient use?

6.2.4	Does the Product carry a National Drug Code (“NDC”) label or serve as a generic equivalent for a product carrying an NDC label?

6.2.5	Is the Product medicated? If yes, what is the primary active ingredient?

6.3.
Tax Information. Upon request, Vendor shall furnish to HealthTrust and each Purchaser a copy of Vendor’s registration certificate and number within each taxing jurisdiction prior to collecting such sales or use taxes. If a Purchaser is tax-exempt, such Purchaser shall furnish Vendor with any documents necessary to demonstrate its tax-exempt status, and Vendor shall honor Purchaser’s tax-exempt status as appropriate under applicable state law. Vendor shall also provide to each Purchaser Vendor’s Federal Tax Identification number upon request.

7.0    Vendor Performance; Cancellation

7.1.
Performance Warranty for Direct Purchases and Services. For purchases made directly from Vendor (if any), Vendor represents and warrants that it shall maintain sufficient inventory and transportation arrangements to comply with the delivery time and the Required Fill Rate stated in this Agreement. Further, for Services provided by Vendor (if any), Vendor represents and warrants that it shall comply with the performance time, if any, stated in this Agreement or permitted Purchaser-Specific Agreement. In any instance where Vendor anticipates that it will not be able to comply with the delivery time and/or the Required Fill Rate for Products, or the performance time for Services, Vendor shall promptly attempt to resolve the issue to each affected Purchaser’s reasonable satisfaction, which may include Purchaser’s acceptance of alternative delivery or performance dates or, with respect to Products, the provision of an acceptable substitute from Vendor at the same or lower price as the unavailable Product. Without limiting the cancellation rights set forth in Section 7.3 (Cancellation of Orders), where Vendor is unable to comply with the foregoing performance warranty, Purchaser shall also have the right to order a substitute product or services from another supplier, in which case Vendor shall reimburse Purchaser for any cost incurred (including freight, as applicable) in excess of the cost Purchaser would have paid for Vendor’s unfulfilled order. Notwithstanding any provision to the contrary contained in this Agreement, Vendor shall be responsible for paying additional costs, if any, for expediting shipment to meet the delivery obligations stated in this Agreement, including Products subject to a backorder, or to meet its performance obligations.

7.2.
No Breach of Award or Commitment. Neither HealthTrust nor Purchaser shall be deemed to be in breach of this Agreement (including award status and any individual Purchaser-Specific Agreement or other commitment terms) by entering into a contract for or purchasing replacements for Products or Services that, due to Vendor’s supply or performance problems or Product Recall, Vendor or a Distributor is unable to provide as required by this Agreement.

7.3.
Cancellation of Orders. Purchaser may cancel any order arising out of this Agreement in whole or in part, without liability, if: (i) Products ordered have not been shipped or Services have not been provided as of the date of Vendor’s receipt of notice of cancellation (unless Products are custom orders); (ii) delivery of the Products ordered is not made or Services related to those Products are not provided at the time and in the quantities specified; (iii) the Products (or the possession and use thereof) or Services infringe, misappropriate or are alleged to infringe or misappropriate any third party patent, trademark, copyright, trade secret or other intellectual property right; (iv) Products (or the possession and use thereof) or related Services fail to comply with the terms of this Agreement or with any applicable law or regulation; or (v) the Products ordered are subject to Recall. Also, Purchaser may immediately cancel any order where Vendor is in breach of the Warranty of Non-exclusion, as set forth in Section 14.9. To cancel, Purchaser shall give notice to Vendor in writing, and to the extent specified in such notice, Vendor shall immediately terminate deliveries or performance under the order.

7.4.
Fill Rate Requirements. Vendor represents and warrants that it shall meet or exceed a ninety-five percent (95%) Fill Rate (unless a different Fill Rate is specified in Exhibit B) for each Product during the Term (the “Required Fill Rate”). Any failure by Vendor to maintain the Required Fill Rate for any Product (whether such Product is supplied directly to Purchasers or to a Distributor) that is not cured within thirty (30) days following written notice from HealthTrust shall be deemed a breach of this Agreement. In the event of such failure to cure, in addition to any other rights or remedies of HealthTrust, HealthTrust may convert the award status for such Product to an Optional Source Award with no change in pricing.

8.0    Shipping Terms for Direct Purchases
For purchases made directly from Vendor, shipping terms and freight payment responsibility shall be in accordance with this Section 8.0 and Exhibit B.

8.1.
Freight Charges. If and to the extent freight charges are included in the Product’s purchase price, Vendor represents and warrants that such charges will remain reasonable and market competitive. If freight charges are not included in the Product’s purchase price, Vendor shall invoice Purchaser only the actual amount the carrier charges Vendor to ship such Product. Under no circumstances (including Section 8.3, Third Party Freight Management Service) may Vendor charge any fees related to delivery by Vendor Personnel, any processing or minimum order fees, or any other shipping or handling charges whatsoever.

8.2.
Packing and Risk of Loss. Vendor assumes all responsibility for proper packing of Products for safe shipment to Purchaser and in accordance with carrier requirements and applicable laws and regulations. Products shall be shipped F.O.B. Destination unless expressly provided otherwise in Exhibit B.

8.3.
Third Party Freight Management Service. If freight is not included in the Product’s purchase price, Vendor shall ship the Products using a Purchaser-designated freight management service upon request by such Purchaser. Delivery terms shall be F.O.B. Destination, bill Purchaser or Purchaser’s designee, for payment by Purchaser to the carrier directly. If Vendor fails to ship Products through the designated carrier, Vendor shall reimburse Purchaser for the total freight charges incurred by Purchaser.

8.4.
Inspection. Upon inspection within sixty (60) days of receipt, Purchaser may reject Products that (i) do not comply with Purchaser’s purchase order, including quantities and delivery time; (ii) in any way fail to comply with the warranties provided under this Agreement or with applicable law; or (iii) are damaged in shipment. Purchaser may hold any Product rejected for reasons described in this Agreement pending Vendor’s instructions, or Purchaser, at Purchaser’s option, may return such Products to Vendor at Vendor’s expense, F.O.B. Origin, Freight Collect.

9.0    Representations and Warranties for Products and Services; Disclaimer of Liability

9.1.	Product Warranties. Vendor represents and warrants to HealthTrust and Purchasers that the Products when received by Purchaser:

9.1.1	are new, unadulterated and not used, remanufactured or reconditioned (unless specified in the Purchaser’s order);

9.1.2	are free from defects, whether patent or latent, in design, materials or workmanship;

9.1.3
have packaging, labeling and inserts that conform to and comply with the requirements of all applicable regulatory standards, and applicable federal, state and local laws, regulations and ordinances (including those of the Joint Commission and Medicare/Medicaid conditions of participation);

9.1.4	conform with statements in Vendor’s Product inserts, advertising literature, user documentation, specifications, and written warranties for the Products;

9.1.5	are marked with an industry standard barcode for each unit of measure associated with each Product;

9.1.6	carry a safety mark, if required by OSHA, from a National Recognized Testing Laboratory (“NRTL”) for use of electrical equipment in a public facility (as specified in the OSHA 29 C.F.R. Standards, Part 1910, Subpart S-Electrical, Sec 1910.399, including any amendments thereto);

9.1.7
are listed with Underwriters Laboratory (“UL”) or a nationally recognized testing laboratory as suitable for use in a healthcare facility, if such listing is available for Products; if Products include medical electrical equipment, Products shall meet or exceed the requirements of either UL-544 or UL 60601-1 Medical Electrical Equipment, Part 1: General Requirements for Safety, as amended or superseded, or the then most current UL, National Fire Protection Association (“NFPA”) 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices (references to UL or NFPA code sections in this Section 9.1 shall also be deemed to apply to any amendments or superseding sections thereto);

9.1.8
if the Products are electrically powered, each Product is provided with a heavy-duty grade power cord that meets the requirements of UL-544, UL 60601-1, or NFPA 99 § 8-4.1 (and subsets) or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; the adapters and extension cords, if needed, for the use of this Product, meet the requirements of NFPA 99 § 8-4.1.2.5 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; and to the extent other requirements of NFPA apply to any Product, whether or not specifically referenced in this Agreement, Products will comply with such applicable NFPA standards;

9.1.9
to the extent applicable, meet the requirements of NFPA 99 for Health Care Facilities, Chapter 8 or UL 544 or UL 2601-1 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices, with maximum leakage current not to exceed the values set forth in NFPA 99 § 7-5.1.3 or 7-5.2 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices, as applicable. (Actual leakage current test values for Products shall be furnished by Vendor at the request of HealthTrust or any Purchaser);

9.1.10
if the Products are equipment intended for use in an operating room environment or other location with anesthetizing equipment, each Product is labeled in accordance with NFPA 99 § 9-2.1.8.3 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; each Product label shall indicate whether it is suitable for use in anesthetizing locations under the requirements of NFPA 70 § 13-4.1 and 99 § 7-5.1 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; if Product is intended to be used in locations where flammable anesthetics are used, the Product shall be marked in accordance with NFPA 70 § Article 505-9 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices;

9.1.11	if the Products are equipment, each Product is shipped with an operator or user manual (may be in compact disc form or downloaded from Vendor’s website) that includes:

9.1.11.1	llustrations that show locations of controls;

9.1.11.2	Explanation of the function of each control;

9.1.11.3	Illustrations of proper connection to the patient and other equipment;

9.1.11.4	Step-by-step procedures for proper use of the appliance;

9.1.11.5	Safety precautions (or considerations) in application and in servicing;

9.1.11.6	Effects of probable malfunctions on patient and employee safety;

9.1.11.7	Difficulties that might be encountered, and care to be taken if the Product is used on a patient at the same time as other electric devices;

9.1.11.8	Circuit diagrams for the particular Product shipped;

9.1.11.9	Functional description of the circuits in Product;

9.1.11.10	Power requirements, heat dissipation, weight, dimensions, output current, output voltage and other pertinent data for the Product;

9.1.11.11	All other warnings and instructions necessary to operate the equipment safely, effectively, and efficiently; and

9.1.11.12	Troubleshooting guide;

9.1.12	if the Products are equipment, each Product contains:

9.1.12.1	Condensed operating instructions clearly and permanently displayed on the Product itself;

9.1.12.2
Nameplates, warning signs, condensed operating instructions, labels, etc. that are legible and will remain so for the expected life of the Product under the usual stringent hospital service cleaning conditions;

9.1.12.3	Labeling in compliance with the medical device labeling requirements under the applicable FDA rules, regulations, and guidelines; and

9.1.12.4	Labeling that provides all other warnings and instructions necessary to operate the equipment safely, effectively, and efficiently; and

9.1.13
are: (i) not “tracked devices” (as defined in 21 C.F.R. § 821.1, as such may be amended from time to time), unless Vendor provides the tracking requirements applicable to such Product in Exhibit B; and (ii) if any Product is a “tracked device,” the disclosures in Exhibit B regarding the applicable tracking requirements for such Product are true and accurate.

9.2.
Product Failures. If any Product purchased under this Agreement fails to function in accordance with the warranties stated in this Agreement within the warranty period stated in Exhibit B, except due to normal wear and tear, or due to misuse, including, but not limited to, use contrary to Vendor’s or Vendor’s representative’s instructions for use, labeling, maintenance or storage of the Product, then Vendor shall promptly repair or replace the Product, at Purchaser’s option, at no additional cost to Purchaser.

9.3.
Good Title. Vendor represents and warrants to HealthTrust and Purchasers that Vendor has good title to the Products supplied and that the Products are free and clear from all liens, claims and encumbrances.

9.4.	Intellectual Property Rights.

9.4.1
Warranty of Non-Infringement. Vendor represents and warrants to HealthTrust and Purchasers that it has investigated the design and specifications for all Products to determine if any of the Products (or the possession or use thereof) infringe or misappropriate the patent, trade secret, trademark, copyright or other intellectual property rights of any third party, and has determined that, and hereby represents and warrants to HealthTrust and Purchasers that, the Products and the possession and use thereof by Purchasers in the manner intended by Vendor do not infringe or misappropriate the patent, trade secret, trademark, copyright or other intellectual property rights of any third party.

9.4.2
Remedies. If a Product is alleged to infringe or misappropriate or is believed by Vendor to infringe upon any U.S. copyright, patent or trademark, or misappropriate any trade secret of a third party, Vendor, at Vendor’s sole expense, may elect to: (i) modify the Product so that such Product is non-infringing and functionally equivalent; (ii) replace the Product with a non-infringing product that is functionally equivalent; or (iii) obtain the right for Purchasers to continue using the Product. If none of the foregoing occurs, Purchasers may return to Vendor any remaining inventory of such Product, and in such case, Vendor shall refund all amounts paid for such remaining Product inventory, and Vendor may remove the Product from this Agreement. Vendor further agrees to indemnify HealthTrust and Purchasers against third-party claims of infringement or misappropriation as provided in Section 10.0 (Indemnity).

9.4.3
No Additional Fees. If the Products and the use thereof are covered by any intellectual property rights of Vendor or its Affiliates, provided Purchaser has paid the purchase price for the Products, Purchaser shall have the right to use the Products in the manner intended by Vendor without paying any additional fees to Vendor or Vendor’s Affiliates.

9.5.	Services Warranties. Vendor represents and warrants to HealthTrust and Purchasers that:

9.5.1
the Services conform with statements in Vendor’s advertising literature, user documentation, specifications, and written warranties for the Services, including any project–specific Service warranties and any Services warranties stated herein;

9.5.2
the Services provided conform to the requirements of all applicable industry, accreditation, committee and regulatory standards and applicable federal, state and local laws, regulations and ordinances (including those of the Joint Commission and Medicare/Medicaid conditions of participation);

9.5.3
the Services shall be performed timely, in a workman-like manner, consistent with industry standards, and only by Vendor Personnel that have been sufficiently trained to perform assigned Services; and otherwise in conformance with any standards provided in any Exhibit to this Agreement;

9.5.4	Vendor shall obtain at its own cost any and all necessary consents, licenses, approvals, and permits required for the provision of Services; and

9.5.5	Vendor will not employ or use any individual to perform Services who is not legally authorized to work in the United States.

9.5.6
Vendor shall (and shall require that any Subcontractors shall) (i) retain exclusive responsibility for the payment of wages, salaries, benefits, taxes and/or other payments to, or in respect of, Vendor Personnel; (ii) remain the common law employer of Vendor Personnel; (iii) retain the authority to manage, direct and control the day-to-day work of Vendor Personnel; and (iv) inform Vendor Personnel in writing that they are not eligible to receive benefits offered to employees of customers of Vendor and/or Subcontractor (in a manner inclusive of HealthTrust, any Purchaser and/or their respective Affiliates) and retain written confirmation of same.

9.6.
Training. Vendor represents and warrants that if Vendor Personnel provide Product training to Purchaser employees or physicians: (i) the predominant purpose of the training is provide instruction on the use of the Products; (ii) the training is not for instruction on how to market the Products or procedures using the Products; (iii) the training is not intended to encourage investment in Vendor; and (iv) the training is not for instruction on how to bill any federal healthcare program.

9.7.
Recalls. Vendor will promptly notify HealthTrust upon becoming aware of any patient safety issue involving the Products or Services. If any Product or any of its components is subject to recall as that term is defined under 21 C.F.R. Part 7, or a voluntary recall by Vendor, or is subject to an FDA-initiated court action for removing or correcting violative, distributed products or components (any of the foregoing being referred to as a “Recall”), Vendor shall notify Purchasers and HealthTrust within twenty-four (24) hours after becoming aware of any Recall or after Vendor provides notice of the Recall to the FDA. Notices to HealthTrust shall be sent by e-mail to:

vendorrecall@healthtrustpg.com

Vendor will comply with any process mandated by the FDA, if applicable, to address such Recall with each Purchaser, and each Purchase and HealthTrust shall provide reasonable cooperation to Vendor to facilitate Vendor’s compliance with such process. If a Recall notice suggests or requires that a Product or any component of a Product be returned or otherwise removed from use, Purchasers shall have the right to return to Vendor or Distributor (if purchased from a Distributor) any such Products at Vendor’s expense, including return shipping, and Vendor shall reimburse Purchaser for its original costs, including freight, in acquiring such Product. For any other Recall which provides Purchaser the option of Vendor repair or replacement of the Product, if Vendor is unable to do so to Purchaser’s satisfaction, Purchaser shall have the right to return the Product for reimbursement and refund at Vendor’s expense as provided in the preceding sentence. To the extent such Recall precludes Vendor from supplying any Products or Services under this Agreement, any

Purchaser compliance requirements or purchase requirements under this Agreement or any Purchaser-Specific Agreement shall not be effective for as long as Vendor is unable to supply such Products, and a Purchaser’s pricing will not change for failure to meet the compliance or purchase requirements during the Vendor’s inability to supply.

9.8.
Business Continuity Plan. Vendor represents and warrants to HealthTrust and Purchasers that it has and shall maintain a business continuity and disaster recovery plan to enable delivery of Products or Services upon the occurrence of any event or circumstance beyond Vendor’s reasonable control, including without limitation acts of God, war or terrorist attack, pandemic, riot, fire, explosion, catastrophic weather event or natural disaster at its primary manufacturing and distribution locations, and agrees to review such plan with HealthTrust upon request.

9.9.	Liability Limitations; Mitigation.

9.9.1
Neither Party nor any Purchaser shall be liable to the other for the other’s special, consequential, punitive, incidental or indirect damages, however caused, on any theory of liability, and whether or not they have been advised of the possibility of such damages, except:

9.9.1.1	as may arise from a Party’s or any Purchaser’s gross negligence, willful misconduct, fraud or violation of applicable law or regulation;

9.9.1.2	as may arise from a Party’s or any Purchaser’s breach of Section 11.0 (Confidentiality); or

9.9.1.3	obligations pursuant to Section 9.7 (Recalls) or Sections 10.1 and 10.2 (Vendor Indemnification; Comparative Fault).

9.9.2
Any reasonable costs and expenses incurred by HealthTrust and any Purchasers to mitigate or lessen any damages or harm caused by any failure of Products or Services to comply with the warranties referenced in this Agreement shall be considered direct damages.

9.10.
PRODUCT WARRANTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, ARE MADE BY VENDOR OR ARE AUTHORIZED TO BE MADE WITH RESPECT TO THE PRODUCTS. VENDOR DOES NOT WARRANT THE SUITABILITY OF THE PRODUCTS FOR ANY PARTICULAR PATIENT. THE REMEDIES SET FORTH IN THIS SECTION AGREEMENT WILL BE THE ONLY REMEDIES AVAILABLE TO ANY PERSON WITH REGARD TO THE PRODUCTS. NO PERSON HAS ANY AUTHORITY TO BIND VENDOR TO

ANY WARRANTY OR REPRESENTATION EXCEPT THOSE STATED IN AGREEMENT
10.0    Indemnity

10.1.
Vendor Indemnification. Vendor agrees to and does defend, indemnify and hold harmless HealthTrust and each Purchaser, their respective Affiliates, successors, assigns, directors, officers, agents and employees (“HealthTrust Indemnitees”) from and against any and all liabilities, demands, losses, damages, costs, expenses, fines, amounts paid in settlements or judgments, and all other reasonable expenses and costs incident thereto, including reasonable attorneys’ fees (collectively referred to as “Damages”) to the extent arising out of or resulting from any claim, lawsuit, investigation, proceeding, regulatory action, or other cause of action, arising out of or in connection with (i) Products and/or Services, or the possession and/or use of the Products or Services (“Injury”); (ii) the breach or alleged breach by Vendor of the representations, warranties or covenants contained in this Agreement or in materials furnished by Vendor or any Vendor Personnel; or (ii) any infringement, misappropriation or alleged infringement or misappropriation of any U.S. patent, trademark, copyright, trade secret or other intellectual property right resulting from the purchase of Products and/or Purchasers’ possession and use thereof, as well as from receipt of any Services provided under this Agreement.

10.2.
Comparative Fault. If an Injury is caused by the negligence or fault of both Vendor (and/or any Vendor Personnel), on the one hand, and any of the HealthTrust Indemnitees, on the other hand, the apportionment of said Damages shall be shared between Vendor and such HealthTrust Indemnitees based upon the comparative degree of each other’s negligence or fault, and each shall be responsible for its own defense and costs, including but not limited to the costs of defense, attorneys’ fees, witnesses’ fees and expenses incident thereto.

10.3.
Indemnification Process. If any Legal Action is commenced against a HealthTrust Indemnitee for which Vendor has an indemnity obligation under this Section 10.0, the HealthTrust Indemnitee will give prompt written notice of the Legal Action to Vendor, but in any event not later than ten days after receipt of notice of the Legal Action. The failure to give such prompt written notice shall not, however, relieve Vendor of its indemnification obligations, except and only to the extent that the HealthTrust Indemnitee forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced. Vendor shall undertake the defense of any such suit, and such HealthTrust Indemnitee shall cooperate with Vendor in the defense of the demand, claim or suit to whatever reasonable extent Vendor requires and at Vendor’s sole expense. Vendor shall have the right to compromise such claim at Vendor’s expense for the benefit of such HealthTrust Indemnitee, except that prior written consent of the HealthTrust Indemnitee is required if such compromise would seek to obligate a HealthTrust Indemnitee in any respect. Notwithstanding the foregoing, if Vendor fails to assume its obligation to defend, a HealthTrust Indemnitee may do so to protect its interest and seek reimbursement from Vendor.

10.4.
Reimbursement of Costs for Third Party Litigation. With respect to any litigation involving only one of the Parties or any of its Affiliates (the “Litigating Party”), if any subpoena or other legally binding request related to such litigation is served on the other Party (or on any Purchaser if Vendor or any of its Affiliates is the Litigating Party) (the “Subpoenaed Party”) requesting copies of documents maintained by the Subpoenaed Party, the Litigating Party shall reimburse the Subpoenaed Party for its out-of-pocket costs associated with compliance with such request, including reasonable attorneys’ fees.

11.0    Confidentiality

11.1.
Confidentiality Obligations. During the Term and surviving its expiration or termination, both Parties will regard and preserve as confidential and not disclose publicly or to any third party (other than their respective Affiliates) the Confidential Information of the other Party, its Affiliates or any Purchaser. Subject to Section 11.2 (Permitted Uses of Confidential Information), each Party agrees to use the Confidential Information of the other Party, its Affiliates or any Purchaser solely for purposes of performing its obligations under this Agreement. All Confidential Information shall remain the property of the Disclosing Party.

11.2.
Permitted Uses of Confidential Information. Notwithstanding the definition of Confidential Information or any provision to the contrary contained in this Agreement: (i) HealthTrust, HealthTrust’s Affiliates, and Purchasers shall have the right to use Vendor pricing information on Products and Services for their internal analyses (including their materials management and group purchasing organization functions) and to disclose such information to third party consultants for performance of such analyses pursuant to a confidentiality agreement; (ii) HealthTrust shall have the right to disclose terms and pricing information and provide copies of this Agreement to Participants, potential purchasers of any Participant, potential Participants and any third party consultants of any of the foregoing, provided such disclosure is made pursuant to a confidentiality agreement; (iii) HealthTrust and Purchasers shall have the right to provide Product and Service pricing information to third party e-commerce companies that process orders between Purchasers and Vendor; and (iv) any Receiving Party shall have the right to disclose information which such Receiving Party is requested or required to disclose by law, court order, subpoena or government agency request, provided that immediate notice of such request is given to the Disclosing Party (unless such notice is prohibited by law or court or government agency order) to provide the Disclosing Party with an opportunity to oppose such request for disclosure. Any confidentiality agreement required by this Section 11.2 shall have terms that are at least as strict as those contained in Section 11.1 (Confidentiality Obligations) and this Section 11.2. Notwithstanding the foregoing, any Receiving Party may disclose any information required by law to be disclosed under applicable rules and regulations, including, but not limited to those promulgated by the United States Securities and Exchange Commission or the rules of a stock exchange on which shares and other securities issued by the Receiving Party are publicly traded, including the material terms of this Agreement and the filing of this Agreement and any ancillary agreements in their entirety with its public filings, and any subsequent disclosures in other public filings and announcements consistent with any such prior disclosures (including in earnings press releases). If a Receiving Party becomes legally compelled to disclose any Confidential Information from Disclosing Party, Receiving Party shall provide Disclosing Party with prompt notice so Disclosing Party may seek a protective order or other appropriate remedy.

11.3.
HIPAA Requirements. Vendor acknowledges that many Purchasers are “covered entities” and/or “business associates” as those terms are defined at 45 C.F.R. § 160.103. To the extent applicable to this Agreement, Vendor agrees to comply with the Health Information Technology for Economic and Clinical Health Act of 2009 (the “HITECH Act”), the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d et seq. (“HIPAA”) and any current and future regulations promulgated under either the HITECH Act or HIPAA, including without limitation the federal privacy regulations contained in 45 C.F.R. Parts 160 and 164 (the “Federal Privacy Regulations”), the federal security standards contained in 45 C.F.R. Parts 160 and 164 (the “Federal Security Regulations”), and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162 (the “Federal Electronic Transactions Regulations”), all as may be amended and/or supplemented from time to time (all collectively referred to herein as the “HIPAA Requirements”). Vendor shall not use or further disclose any “Protected Health Information,” including “Electronic Protected Health Information” (as such terms are defined in the HIPAA Requirements) other than as permitted by the HIPAA Requirements and the terms of this Agreement. Vendor will make its internal practices, books, and records relating to the use and disclosure of Protected Health Information available to the Secretary of Health and Human Services (“HHS”) to the extent required for determining compliance with the HIPAA Requirements. Vendor agrees to enter into any further agreements as necessary to facilitate compliance with the HIPAA Requirements.

11.4.
Data Use. Vendor shall not distribute, sell, market or commercialize data (whether or not deemed Confidential Information) made available by HealthTrust or Purchasers or related to purchases by Purchasers, create derivative products or applications based on such data, or otherwise use such data in any manner not expressly permitted in this Agreement or permitted in writing by the Purchaser.

12.0    Insurance
Vendor shall maintain, at its own expense and in the minimum amounts specified in Exhibit B, commercial general liability insurance (including coverages for product liability,

completed operations, contractual liability and personal injury liability) on an occurrence or claims-made basis covering Vendor for claims, lawsuits or damages arising out of its performance under this Agreement, and any negligent or otherwise wrongful acts or omissions by Vendor or any Vendor Personnel, with HealthTrust listed as an additional insured. If such coverage is provided on a claims-made basis, such insurance shall continue throughout the Term, and upon the termination or expiration of this Agreement, or the expiration or cancellation of the insurance, Vendor shall: (i) renew the existing coverage, maintaining the expiring policy’s retroactive date; or (ii) purchase or arrange for the purchase of either an extended reporting endorsement (“Tail” coverage) from the prior insurer, or “Prior Acts” coverage from the subsequent insurer, with a retroactive date on or prior to the Effective Date and, in either event, for a period of three (3) years following the termination or expiration of this Agreement. Vendor shall also maintain Automobile Liability insurance with limits of one million dollars ($1,000,000) per accident, Worker’s Compensation with statutory limits as applicable, and Employer’s Liability insurance with limits of one million dollars ($1,000,000). Vendor shall provide HealthTrust with a copy of all certificates of insurance evidencing the existence of all coverage required under this Agreement upon request. Vendor shall provide HealthTrust with no fewer than thirty (30) days prior written notice of a material reduction in the liability policies of Vendor. For avoidance of doubt, any insufficiency of Vendor’s insurance limits or denial of coverage by Vendor’s insurance carriers shall in no way limit Vendor’s liability for damages under this Agreement.
13.0    Termination of Agreement

13.1.
Termination with Cause. In addition to any other termination rights set forth in this Agreement, Vendor and HealthTrust each shall have the right to terminate this Agreement in its entirety or with respect to certain Products or Services for Cause, which is not cured within thirty (30) days following receipt of written notice thereof specifying the Cause. Vendor and any Purchaser each shall have the right to terminate any of their respective obligations under this Agreement (or Purchaser-Specific Agreement, if any) as to the other for Cause, which is not cured within thirty (30) days following receipt of written notice thereof specifying the Cause.

13.2.
Termination without Cause. HealthTrust shall have the right to terminate this Agreement in its entirety or with respect to certain Products or Services, without Cause and without any liability to Vendor for such termination, by providing at least sixty (60) days’ prior written notice to Vendor.

13.3.
Change of Control. Except in the event of a “significant organizational transaction” (as defined in Section 19.3, Assignment), HealthTrust also shall have the right to terminate this Agreement in its entirety or with respect to certain Products or Services, by providing sixty (60) days prior written notice to Vendor, upon the transfer, directly or indirectly, by sale, merger or otherwise, of: (i) substantially all of the assets of Vendor or its ultimate parent or any permitted assignee (upon assignment to such assignee); or (ii) fifty percent (50%) or more of the ownership interest of Vendor, its ultimate parent or any such permitted assignee.

13.4.
Remedies. Subject to the provisions of Section 19.8 (Survival of Terms; Beneficiaries), any termination by either Party, whether for breach or otherwise, shall be without prejudice to any claims for damages or other rights against the other Party, or between Vendor and any Purchaser, that preceded termination. No specific remedy set forth in this Agreement shall be in lieu of any other remedy to which a Party or any Purchaser may be entitled pursuant to this Agreement or otherwise at law or equity, except as otherwise provided in this Agreement.

13.5.
Effect of Expiration or Termination. Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement expires or is terminated without a replacement agreement for Products and Services between the Parties, and any separate agreement (e.g., a Purchaser-Specific Agreement) entered into directly by a Purchaser with Vendor remains in effect, the provisions of this Agreement, including those relating to the payment of GPO Fees and Rebates (if any), shall survive and be deemed incorporated into such separate agreement, and shall remain in full force and effect until: (i) such Purchaser ceases being a Participant of HealthTrust, or (ii) such separate agreement is terminated or expires.

13.6.
Transition. The Parties agree that, upon request of HealthTrust, the Expiration Date shall be extended for a period of ninety (90) days if HealthTrust, in its reasonable discretion, deems such extension necessary to assist Purchasers with a smooth transition from purchasing under this Agreement to purchasing under any other agreement. Notwithstanding the foregoing, no purchasing requirements or compliance level commitments shall be applicable during this transition period.

14.0    Compliance Requirements; Books and Records; Credentialing

14.1.
Compliance with Applicable Law; Vendor Licensure. Each Party represents and warrants to the other Party (and in the case of Vendor, to the Purchasers as well) that each of its and its Affiliates’ performance under this Agreement will at all times comply with all applicable federal, state and local laws, ordinances and regulations. Vendor represents and warrants to HealthTrust and Purchasers that each of Vendor and its Affiliates has obtained and will obtain and maintain during the Term all licenses, permits and approvals required by applicable laws and regulations for each of its and its Affiliates’ performance under this Agreement.

14.2.
Child Labor and Human Trafficking. Vendor represents and warrants to HealthTrust and Purchasers that Vendor, any Subcontractors, and its manufacturers of Products prohibit any form of human trafficking, child labor or other exploitation of children, in compliance with applicable labor and employment laws and standards, including the International Labour Organization’s Minimum Age Convention (No. 138). Vendor further represents and warrants that it undertakes to make periodic inquiries or reviews of any Subcontractors and manufacturers of Products to ensure compliance with the foregoing and will disqualify such Subcontractors and manufacturers determined to be non-compliant.

14.3.
Conflict Minerals. Vendor agrees that it will comply with U.S. Securities and Exchange Commission disclosure rules and other regulations regarding “conflict minerals”, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and that it will undertake periodic inquiries of any Subcontractors and manufacturers of Products to ensure compliance with the foregoing.

14.4.	Access to Vendor Records.

14.4.1
To the extent the requirements of 42 C.F.R. § 420.300 et seq. are applicable to the transactions contemplated by this Agreement, Vendor shall make available to the Secretary of HHS, the Comptroller General of the Government Accountability Office (“GAO”) and their authorized representatives, all contracts, books, documents and records relating to the nature and extent of charges under this Agreement until the expiration of six (6) years after Products and Services are furnished under this Agreement if Products or Services are of the type reimbursable under Medicare or any other government healthcare program.

14.4.2
If Vendor subcontracts with an organization “related” to Vendor to fulfill Vendor’s obligations under this Agreement, and if said subcontract is worth ten thousand dollars ($10,000) or more over a consecutive twelve (12) month period, Vendor shall ensure that such subcontract contains a clause substantially identical to Section 14.4.1, which permits access by the HHS, GAO and their representatives to the “related” organization’s books and records.

14.5.	Discount Laws and Regulations.

14.5.1	Vendor agrees to comply with 42 U.S.C. § 1320a-7b(b)(3)(A) and the “safe harbor” regulations regarding discounts or other reductions in price set forth at 42 C.F.R. § 1001.952(h).

14.5.2
Vendor shall include language in each invoice sufficient to advise Purchasers of whether or not such invoice reflects a Rebate or other reduction in price, or is net of any discounts, applicable to the Products and/or Services purchased.

14.5.3
When Vendor sends Purchasers invoices listing charges that include a capital cost component (e.g., equipment that must be either capitalized or reported as lease expense) and/or an operating cost component (e.g., services and/or supplies), Vendor shall separately list the prices, shipping fees and taxes applicable to equipment, supplies and services. The price for all capital component items must be reported on the invoice at the net price, with no discount or Rebate to be received separately or at a later point in time.

14.6.
Government Contractor Requirements. HealthTrust is not a federal government contractor; however, some of the Purchasers that will purchase from Vendor under this Agreement may be federal government contractors or subcontractors. If applicable, Vendor shall abide by the requirements of 41 C.F.R. §§ 60-1.4(a), 60-300.5(a) and 60 741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status or disability. Vendor may also be subject to the Executive Order 13496 and implementing regulations at 29 C.F.R. Part 471, Appendix A to Subpart A.

14.7.	Audit Rights.

14.7.1
Right to Audit Vendor. HealthTrust shall have the right to review Vendor’s books, documents and records (whether in hard copy, electronic or other form) that pertain directly to the accounts of HealthTrust, Purchasers, and their Affiliates, Vendor’s compliance with the terms of this Agreement, the amounts payable to Vendor under this Agreement, and the GPO Fees and Rebates payable by Vendor for the Products and Services provided by Vendor hereunder. HealthTrust shall exercise such right only during normal business hours and with reasonable advance notice to Vendor. The audit may be conducted by employees of HealthTrust or its Affiliates (including contract employees) or by an external auditing firm selected by HealthTrust, subject to the provisions relating to Confidential Information in this Agreement.

14.7.2
Methodology. The methodology for such audit may include sampling and extrapolation in accordance with standard statistical estimations. In connection with any such audit, Vendor shall provide an aging report, as well as a report containing the following data fields: GPOID, GTIN, GLN, COID, Customer Number, Facility/Customer Name, Street Address, City, State, Invoice Date, Invoice Number, PO Number, HealthTrust Contract Number, Contract Name and Description, Product/Item Number, Product/Item Description, Unit of Measure, Quantity Shipped, Unit Price, Extended Price, UOM Conversion Factor, and UOM Type. HealthTrust reserves the right to reasonably request, and Vendor agrees to provide, any additional data that is pertinent to the audit. At the request of HealthTrust, the records requested shall be provided to HealthTrust in electronic form.

14.7.3	Costs. The cost of the audit, including the cost of the auditors, shall be paid by HealthTrust. HealthTrust shall have no obligation to pay any costs incurred by Vendor or Vendor Personnel in cooperating with HealthTrust in such audit.

14.7.4
Audit Executive Summary and Payments. Upon completion of the audit, Vendor will be notified in writing of the results (an “Executive Summary”). If no response to the Executive Summary is received from Vendor within thirty (30) days following its issuance, the Executive Summary shall be deemed accepted by Vendor, and HealthTrust will issue an invoice to Vendor for any amounts due. Vendor shall pay HealthTrust for proper application and allocation, the amount of any overcharges and unapplied credits (as to Purchasers) and underpayments (as to HealthTrust) determined by the audit within thirty (30) days from receipt of an invoice from HealthTrust; Vendor shall not use the overcharges or underpayments as a set-off in any fashion. Payment by Purchasers of negotiated prices for Products that are less than those listed in Exhibit A shall not be considered to be undercharges and shall not be applied to reduce the amount of any overcharges by Vendor. The unpaid amount of any overcharges or underpayments shall be subject to a late payment fee as stated in Section 3.5 (Late Fees). If the result of the audit is that Vendor has overpaid GPO Fees to HealthTrust, such overpayment may be used as a credit against future GPO Fees payable by Vendor to HealthTrust.

14.7.5
Disputes; Settlement Exclusions. The Parties agree to use good faith efforts to resolve any dispute that may arise from any Executive Summary issued pursuant to Section 14.7.4 (Audit Executive Summary and Payments). If HealthTrust and Vendor enter into any settlement with respect to an audit conducted hereunder, each Purchaser shall have the right to be excluded from such settlement, provided that the pro rata portion of such settlement paid by Vendor that is allocable to such Purchaser is refunded by HealthTrust.

14.8.
Validation Reviews. Section 14.7 (Audit Rights) shall not be construed in any way to preclude or otherwise limit HealthTrust or any Purchasers from conducting limited-inscope reviews of charges by Vendor for purchases by such Purchasers under this Agreement and of GPO Fees and Rebates paid in connection with those purchases, to validate the accuracy thereof. HealthTrust shall also have the right, at any time, to request from Vendor a copy of its list of Participants to validate the accuracy thereof. Vendor shall correct any inaccuracies discovered by the foregoing reviews. For clarification purposes, such reviews will not be conducted at Vendor’s premises or offices.

14.9.
Warranty of Non-exclusion. Vendor represents and warrants to HealthTrust, Purchasers and their Affiliates that Vendor and its directors, officers, and key employees: (i) are not currently excluded, debarred, or otherwise ineligible to participate in the federal health care programs as defined in 42 U.S.C. § 1320a-7b(f)

or any state healthcare program (collectively, the “Healthcare Programs”); (ii) have not been convicted of a criminal offense related to the provision of healthcare items or services but have not yet been excluded, debarred, or otherwise declared ineligible to participate in the Healthcare Programs; and (iii) are not under investigation or otherwise aware of any circumstances which may result in Vendor being excluded from participation in the Healthcare Programs (collectively, the “Warranty of Non-exclusion”). Vendor’s representations and warranties underlying the Warranty of Non-exclusion shall be ongoing during the Term, and Vendor shall immediately notify HealthTrust of any change in the status of the representations and warranties set forth in this Section 14.9. Any breach of this Section 14.9 shall give HealthTrust the right to terminate this Agreement immediately.

14.10.
Background Checks. Vendor agrees to perform background checks on any Vendor Personnel who have access to, or may have access to, any Purchaser facility for the purpose of delivering, maintaining, servicing, or removing equipment and/or Products or participating in surgical procedures in which the Products are used, or for the purpose of providing Services, to ensure such Vendor Personnel: (i) are not then-currently excluded, debarred or otherwise ineligible to participate in any Healthcare Program (as defined in Section 14.9); (ii) have not been convicted of a criminal offense related to the provision of healthcare items, products or services; (iii) have not been convicted of any felony or are not then-currently charged with any felony; (iv) as discovered through any background check or based upon Vendor’s knowledge, have not been terminated from employment by any employer or contractor for theft, misappropriation of property, or any other potentially illegal or unethical acts; and (v) have the appropriate I-9 documentation. Vendor shall not use any Vendor Personnel that does not have the appropriate I-9 documentation to provide Products and/or Services to any Purchaser under this Agreement. Vendor shall obtain a Purchaser’s prior written consent before using any Vendor Personnel failing to meet any of the criteria in (i) – (iv) above to provide Products and/or Services to any Purchaser under this Agreement or permitting any such Vendor Personnel to have access to any Purchaser facility. Any breach of this Section 14.10 shall give HealthTrust the right to terminate this Agreement immediately.

14.11.	Credentialing. Vendor represents and warrants the following to HealthTrust and Purchasers:

14.11.1
Purchaser Credentialing Requirements. Vendor Personnel shall be in compliance with such Purchaser’s credentialing, approval and other policies required to visit the premises of a Purchaser, as applicable, including paying all related fees and submitting all information required by Purchaser and/or Purchaser’s credentialing verification organization in the required format and maintaining the accuracy of such information during the Term, which may include: (i) completed applications including scope of services requested; (ii) information required to conduct background investigations, including social security number(s); (iii)

letters of compliance; (iv) current licensure and applicable certifications; (v) health requirements verification; (vi) certificate(s) of insurance; (vii) proof of Purchaser educational requirements completion; (viii) Vendor’s job description; (ix) proof of HIPAA training; and (x) proof of operating room protocols training;

14.11.2
Purchaser Network Access Requirements. As a condition precedent to any Vendor Personnel gaining or utilizing access to any Purchaser’s information technology systems or networks if required to perform Services, Vendor shall (i) execute, and ensure that all Vendor Personnel providing Services utilizing such access execute, the applicable network access agreement(s), in the form(s) provided by such Purchaser; and (ii) submit all information required by such Purchaser, including the information set forth in Section 14.11.1 hereof; and

14.11.3
List of Vendor Personnel. Vendor shall provide to each Purchaser, upon request in the requested format, a list of Vendor Personnel providing Services on the premises of such Purchaser, and shall maintain the accuracy of such list of Vendor Personnel during the Term.

14.12.
Potential Conflicts. Vendor shall notify HealthTrust and any applicable Participants of any potential conflict of interest between Vendor Personnel selling Products and any such Participants or their employees, representatives or independent contractors (including physicians) possibly involved in the purchasing decision process.

14.13.
No Remuneration. Vendor represents and warrants to HealthTrust and Purchasers that Vendor has not made, is not obligated to make, and will not make any payment or provide any remuneration or items of intrinsic value to any third party or to HealthTrust, Purchasers or their directors, officers or employees in return for HealthTrust entering into this Agreement or for any business transacted under this Agreement (excluding GPO Fees and Rebates).

14.14.
Industry Code of Conduct. Vendor represents and warrants that, in performing Vendor’s obligations under this Agreement, it and Vendor Personnel shall comply with a code of conduct applicable to Vendor’s industry.

14.15.
HealthTrust Code of Conduct. Vendor acknowledges that HealthTrust has standards of conduct relating to ethics and compliance matters that may arise between a vendor and HealthTrust or a HealthTrust employee, covering topics including conflicts of interest, business courtesies and vendor participation in HealthTrust events. These standards are described in HealthTrust’s code of conduct and related policies and procedures, which may be accessed at http://healthtrustpg.com/ethics-compliance/. If Vendor becomes aware of any action by any HealthTrust employee or representative that is not consistent with the HealthTrust code of conduct, Vendor shall so advise HealthTrust’s Ethics & Compliance Officer by phone at 615-344-3000, in writing to HealthTrust’s principal place of business, or by calling

HealthTrust’s Ethics Line at 1-800-345-7419 where calls may be made anonymously if desired.

14.16.	Physician Ownership Interests and Compensation Arrangements.

14.16.1
Physician Ownership Interests. Vendor represents and warrants that it is either (a) a publicly traded company with at least $75 million in stockholders’ equity at the end of its most recent fiscal year or on average during the previous 3 fiscal years, or (b) no Physician or Immediate Family Member of a Physician has an Ownership Interest in Vendor or a business that is affiliated with Vendor unless the identity of such Physician has been previously disclosed in Vendor’s Certification (defined in Section 14.16.3 below). For purposes of this Section 14.16 only, a business that is considered affiliated with Vendor includes, but is not limited to, a parent entity, subsidiary, or other entity controlling, controlled by, or under common control with Vendor, with control meaning the direct or indirect power to govern the management and policies of the entity or the power to approve the entity’s transactions through a management agreement or otherwise.

14.16.2
Physician Compensation Arrangements. Vendor represents and warrants that, with respect to any and all current and future compensation arrangements between Vendor and a Physician, an Immediate Family Member of a Physician, and any entity in which a Physician or an Immediate Family Member of a Physician has an ownership interest, such compensation arrangements:

14.16.2.1	constitute compensation consistent with fair market value for commercially reasonable and legitimate services under a signed written agreement;

14.16.2.2
do not vary with, or otherwise take into account, the volume or value of referrals or other business generated by the Physician for or with any hospital, ASC or health care facility, regardless of whether said compensation otherwise satisfies the special rules set forth in 42 C.F.R § 411.354(d)(2) or (d)(3); and

14.16.2.3
if in the form of consulting, product development, royalty agreement or similar arrangements expressly exclude from the compensation or royalty payment any revenues Vendor receives by virtue of the use of any product, item or service in question by the following: (i) the Physician or any Immediate Family Member of a Physician; (ii) any practice group with which the Physician or any Immediate Family Member of a Physician is affiliated; (iii) any member, employee or consultant of a practice group of which the Physician or any Immediate Family Member of a Physician is affiliated; (iv) any hospital, ASC or health care facility with which the Physician is affiliated or has medical staff privileges; and (v) any individual or entity for which the Physician has any actual or potential ability to influence procurement decisions for goods, items or services.

14.16.3
Certification, Notice of Changes and Termination. Vendor has submitted a Physician Ownership & Compensation Certification (“Certification”) to HealthTrust and represents and warrants to the continued accuracy of the information provided therein. Vendor will submit a renewed and updated Certification upon request of HealthTrust. Vendor will also provide HealthTrust with thirty (30) days’ advance written notice prior to entering into any transaction inconsistent with the representations and warranties of Sections 14.16.1 (Physician Ownership Interests) and 14.16.2 (Physician Compensation Arrangements). Upon receipt of any such notice, HealthTrust may immediately terminate this Agreement, without penalty or prejudice, by written notice to Vendor.

14.16.4
Definitions for this Section. For purposes of this Section 14.16 (Physician Ownership Interests and Compensation Arrangements), the following terms have the following meanings. “Physician” means any person who is a doctor of medicine or osteopathy, a doctor of dental surgery or dental medicine, a doctor of podiatric medicine, a doctor of optometry, or chiropractor. “Immediate Family Member” of a person means that person’s husband or wife; birth or adoptive parent, child, or sibling; stepparent, stepchild, stepbrother, or stepsister; father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; grandparent or grandchild; grandparent’s or grandchild’s spouse. “Ownership Interest” means any direct or indirect ownership or investment interest whether through equity, debt or other means, including but not limited to stock, stock options, warrants, partnership shares, limited liability company memberships, as well as loans and bonds.

14.17.
Warranty of Non-Sanction. Vendor represents and warrants that neither Vendor, nor its directors, officers, employees, agents or subcontractors, is (i) a “specially designated national” or blocked person under U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury; (ii) located, organized, or resident in Iran, Sudan, Syria, Cuba, North Korea or the Crimean region of Ukraine; or (iii) directly or indirectly owned or controlled by or acting on behalf of a person described in (i) or (ii) above.

15.0    Merger of Terms

15.1.	Entire Agreement; Prior Agreement. This Agreement constitutes the entire agreement between the Parties and, as of the Effective Date, this Agreement replaces any existing agreement between HealthTrust and Vendor for purchases of products and services comparable to the Products and/or Services (each such existing agreement, a “Prior Agreement”). This Agreement shall exclusively govern the purchases of Products and/or Services by Purchasers that occur during the Term. The provisions of any Prior Agreement shall continue to apply to the products purchased under the Prior Agreement prior to the Effective Date of this Agreement, except that HealthTrust shall have the right, in its sole discretion, to apply the Audit Rights provisions set forth in the Prior Agreement or this Agreement to such purchases.

15.2.
Other Documents. The terms of any purchase order issued by a Purchaser shall not apply to purchases of Products and/or Services hereunder, except as necessary to designate specific Products and/or Services, quantities, delivery dates, and other similar terms that may vary from order to order; the terms of this Agreement, to the extent applicable, shall be deemed incorporated into such purchase orders. The terms and conditions contained in any acceptance, invoice, bill of lading, or other documents supplied by Vendor are expressly rejected and superseded by this Agreement and shall not be included in any contract with a Purchaser. No commitment form, standardization incentive program acknowledgement, or any other document shall be required by Vendor to be signed by a Purchaser to purchase Products and/or Services under this Agreement, unless expressly stated in this Agreement or later approved in writing by HealthTrust. Any change to such documents that are attached to this Agreement shall first be approved in writing by both Parties. If this Agreement requires Participants to submit an electronic letter of commitment (“eLOC”), Vendor shall accept or reject each eLOC within ten (10) calendar days of each Participant’s submission to HealthTrust’s web-based eLOC portal, and eLOCs that have not been rejected by Vendor within ten (10) calendar days will be deemed accepted.

15.3.
Conflicts. The terms of the body of this Agreement shall control in the event of any conflict between these terms and any Exhibit, Purchaser-Specific Agreement, and Vendor Product warranty (however provided), unless such document expressly states otherwise and has been approved in writing by HealthTrust.

16.0    Modifications of Terms

16.1.
Amendments. This Agreement, as executed and approved, may only be modified by written amendment signed by the Parties expressly stating their intent to modify the terms of this Agreement, except with respect to transition period extension as set forth in Section 13.6 (Transition) and catalog number revisions as set forth in Section 16.2 (Informal Exhibit A Revisions).

16.2.
Informal Exhibit A Revisions. The Parties may informally amend Exhibit A solely to revise catalog numbers for Products (“Exhibit A Revisions”) by delivery of desired Exhibit A Revisions from one Party to the other Party and a return delivery of such other Party’s consent to such Exhibit A Revisions, to become effective as agreed upon by the Parties.
17.0    Minority and Women Owned Business Enterprises

17.1.
Contracting with MWBEs. In conjunction with HealthTrust’s efforts to involve MWBEs in its contracting process, HealthTrust may enter into purchasing agreements with MWBEs that will enable Participants to purchase supplies and/or equipment comparable to the Products under this Agreement. In such event, notwithstanding any other terms of this Agreement to the contrary, such agreement will not be deemed to be a breach of this Agreement by HealthTrust, nor will any purchases by Participants or their Affiliates from MWBEs (i) be deemed to be a breach of this Agreement or any Purchaser-Specific Agreement or (ii) count against any purchasing requirements of a particular tier or any other compliance level commitments.

17.2.
Reporting of MWBE Activity. Vendor shall identify and report in writing to HealthTrust annually all MWBE activities in which it participates, specifically identifying such activities and purchases relating to Products and Services obtained under this Agreement (“MWBE Report”). The MWBE Report shall include the following information for each applicable reporting period: (i) a list of the each of Vendor’s MWBE Subcontractors (if any); (ii) their specific MWBE designation (as defined in Section 1.20); (iii) any applicable HealthTrust agreement number(s); (iv) the associated products or services provided; and (v) Vendor’s direct and indirect spend with MWBEs individually and in the aggregate.

18.0    Environmental Disclosures; Reprocessing

18.1.
Environmental Disclosures. Vendor acknowledges HealthTrust’s commitment to sourcing environmentally preferable products and Vendor shall, upon request of and in the format requested by HealthTrust, submit written responses to HealthTrust representing and warranting to the environmental attributes of Products and/or the Product manufacturing process. In the event HealthTrust determines that Vendor’s responses are materially inaccurate with respect to one or more Products, HealthTrust and Participants shall have the right to contract with alternative sources for the affected Product(s).

18.2.	Reprocessing. Intentionally Omitted.
19.0    Miscellaneous

19.1.
Publicity. No advertisement or public announcement of the existence of this Agreement or the relationship created by this Agreement may be made by either Party, unless such Party is required by law to do so (including Securities-related Disclosures), or the Parties agree to do so. In such event, the text of any proposed announcement should be first submitted in writing to the other Party in accordance with Exhibit B (Vendor contact information).

19.2.
Vendor Name and Logos. Vendor authorizes HealthTrust to use Vendor’s names and logos, in the form as provided by Vendor to HealthTrust, on HealthTrust’s proprietary websites and other HealthTrust publications for Participants. Except as expressly provided herein, HealthTrust shall obtain Vendor’s written consent, which shall not be unreasonably withheld, to use Vendor’s names and logos in other manners or contexts.

19.3.
Assignment. Neither Party shall assign this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Consent by either Party to such assignment in one instance shall not constitute consent by the Party to any other assignment. Any assignment without such prior written consent shall be void and have no effect. Notwithstanding the foregoing, the following shall not constitute an assignment for purposes of this Section 19.3: (i) the transfer, in whole or in part, of a Party’s rights and obligations under this Agreement to an Affiliate of the transferring Party; provided such Affiliate shall possess the financial and legal wherewithal sufficient to fulfill the obligations of the transferring Party under this Agreement; or (ii) the transfer, in whole or in part, of a Party’s rights and obligations under this Agreement in the event of a significant organizational transaction. For purposes of this Section 19.3, a “significant organizational transaction” means (a) a transaction such as, without limitation, a spin-off or sale of assets of a business, provided that the entity to which this Agreement is transferred was, in whole or in part, an Affiliate of the transferring Party immediately prior to such significant organizational transaction; or (b) an internal reorganization that results in the transferring Party being organized in one or more different legal entities or any other corporate form(s), whether through conversion, merger, or otherwise. Subject to the foregoing, all terms, conditions, covenants and agreements contained in this Agreement shall inure to the benefit of and be binding upon any successor and any permitted assignees of the respective Parties.

19.4.
Subcontractors. Vendor may use Subcontractors in the performance of Vendor’s obligations under this Agreement if the following additional conditions are met: (i) any Subcontractor shall satisfy the background check requirements set forth in Section 14.10; and (ii) any Subcontractor must have signed Vendor’s confidentiality agreement and/or business associate agreement (if applicable), in each case with terms at least as restrictive as those contained in this Agreement, prior to any involvement in the performance of Vendor’s obligations under this Agreement. Vendor guarantees the proper classification of each Subcontractor and shall remain responsible for the full compliance by each Subcontractor of all duties and obligations that would otherwise apply to Vendor absent the use of such Subcontractor. Neither HealthTrust nor any Purchaser shall have to assert or exhaust any remedies against any Subcontractor before asserting against Vendor or recovering from Vendor any

Damages arising under any Injury or other claim, or exercising any indemnification or other rights under this Agreement.

19.5.
Independent Contractor Relationship. The Parties agree that Vendor is an independent contractor and that this Agreement does not create any partnership, agency, employment, or joint venture relationship, or any right of either Party or its agents or employees to bind or obligate the other Party to any legal or financial obligation.

19.6.	Governing Law and Venue.

19.6.1
Between the Parties. As between the Parties, this Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to its principles of conflict of laws. Jurisdiction and venue for any dispute between Vendor and HealthTrust concerning this Agreement shall rest exclusively within the state and federal courts of Davidson County, Tennessee. Each of Vendor and HealthTrust waives all defenses of lack of personal jurisdiction and forum non conveniens related thereto.

19.6.2
Between Vendor and a Purchaser. As between Vendor and any one Purchaser, this Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the state in which such Purchaser is located (or, if as to multiple Affiliate Purchasers, the state of such Affiliate Purchasers’ headquarters), without regard to its principles of conflict of laws. Jurisdiction and venue for any dispute between Vendor and any Purchaser concerning this Agreement shall rest exclusively in a court of competent jurisdiction located in the county and state in which such Purchaser is located (or, if as to multiple Affiliate Purchasers, the county and state of such Affiliate Purchasers’ headquarters). Each of Vendor and Purchaser(s) waives all defenses of lack of personal jurisdiction and forum non conveniens related thereto.

19.7.
Severability. If any provision of this Agreement should for any reason be held invalid, unenforceable or contrary to public policy, the remainder of the Agreement shall remain in full force and effect notwithstanding.

19.8.
Survival of Terms; Beneficiaries. Any terms in this Agreement which by their nature must survive after the Term to give their intended effect shall be deemed to survive termination or expiration of this Agreement. Further, the representations and warranties provided in this Agreement, subject to the limitations in this Agreement, shall run to HealthTrust, Purchaser and their successors and permitted assigns, and their applicability during the Term shall survive the termination or expiration of this Agreement.

19.9.
Waivers. The waiver of any provision of this Agreement or any right, power or remedy under this Agreement shall not be effective unless made in writing and signed by both Parties. No failure or delay by either Party in exercising any right, power or remedy with respect to any of its rights under this Agreement shall operate as a waiver thereof.

19.10.
Headings; Interpretations. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. In this Agreement, unless the context otherwise requires: (i) the term “days” means calendar days; and (ii) the term “including” shall mean, “including, without limitation.”

19.11.
Notices. Notices under this Agreement shall all be in writing, shall be effective upon receipt and shall be sent to the designated recipients listed in Exhibit B by any of the following methods: (i) United States Postal Service certified or registered mail with return receipt showing receipt; (ii) courier delivery service with proof of delivery; or (iii) personal delivery. Either party may change the name and address of any of its designated recipients of notices by giving notice as provided for in this Agreement.

19.12.
Counterparts; Execution. This Agreement and any amendments hereto may be executed by the Parties hereto by paper or electronic means, and individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement.

19.13.
No Revocation. Vendor understands and agrees that, following its partial-execution of this Agreement, a condition precedent to HealthTrust countersignature is completion of HealthTrust’s internal review and approval process for this Agreement, including approvals of applicable HealthTrust advisory boards. Vendor warrants that it shall not seek to withdraw, rescind or otherwise revoke this Agreement during HealthTrust’s internal review and approval process and further agrees and acknowledges that HealthTrust is acting in reliance on this Vendor warranty.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties indicate their acceptance of the terms of this Agreement by the signatures of their duly authorized representatives.

HealthTrust Purchasing Group, L.P.,
by HPG Enterprises, LLC, its general partner

HealthTrust Signee: /s/ Michael Berryhill

HealthTrust Signee Name: Michael Berryhill

HealthTrust Signee Title: COO

HealthTrust Signature Date: 3/12/2018
Cardiovascular Systems, Inc. Vendor Signee: /s/ Jeff Points Vendor Signee Name: Jeff Points Vendor Signee Title: Chief Financial Officer Vendor Signature Date: 2/16/2018

Exhibits
The following Exhibits are part of the Agreement and are incorporated by reference.
A.    Products and Services with Prices

B.    Specific Purchasing Terms

Exhibit A
Products and Services with Prices
Products:

Mfr Catalog Number	Long Description	UOM	UOM Factor	Tier 1
VPR-TRK-MM-20	TAPE RADPQ 50CM VIPERTRACK	BX	20	$ [******]*
VPR-TRK	TAPE RADPQ 30CM VIPERTRACK ADHER VSL LSN LGTH	CA	50	$ [******]*
VPR-GW-14	GUIDEWIRE VASC 335CM .014IN VIPERWIRE ADV PERPH	BX	5	$ [******]*
VPR-GW-17	GUIDEWIRE VASC .017IN .014IN VIPERWIRE ADV PGW	BX	5	$ [******]*
SIP-3000	PUMP INFUSION SALINE	EA	1	$ [******]*
VPR-SLD2	LUBRICANT ATHRCM SYS VIPERSLIDE BG 100ML STRL LF DISP	BX	10	$ [******]*
DBE-200	CATHETER ATHRCM 20MM DIAMONDBACK STLTH 360 .014IN 2MM ORBT	EA	1	$ [******]*
PRD-SC30-150	CATHETER ATHRCM DIAMONDBACK 360 1.5MM PERPH CLSC CRWN	EA	1	$ [******]*
DBE-150	CATHETER ARTHMY DIAMONDBACK 1.25MM 30UM	EA	1	$ [******]*
PRD-SC30-125	CATHETER ARTHMY DIAMONDBACK 1.5MM 30UM	EA	1	$ [******]*
PRD-SC30-200	CATHETER ATHRCM 30MM DIAMONDBACK STLTH 360 2MM SLD CRWN	EA	1	$ [******]*
VPR-TRK 20	TAPE RADPQ 30CM VIPERTRACK ADHER VSL LSN LGTH	BX	20	$ [******]*
GWC-12325LG-FLP	GUIDEWIRE VASC 325CM .012IN .014IN VIPERWIRE ADV COR	BX	5	$ [******]*
DBEC-125	CATHETER ATHRCM 145CM STLTH 360 1.25MM ORBT CLSC CRWN PD	EA	1	$ [******]*
DBP-125MICRO145	SYSTEM ATHRCM 145CM 1.25MM DIAMONDBACK 360 PERPH MIC CRWN	EA	1	$ [******]*
DBP-125MICRO60	CATHETER ATHRCM 60CM 1.25MM DIAMONDBACK 360 PERPH MIC CRWN 7	EA	1	$ [******]*
DBP-125SOLID60	CATHETER ATHRCM 60CM 1.25MM DIAMONDBACK 360 PERPH SLD CRWN	EA	1	$ [******]*
VPR-GW-200	GUIDEWIRE VASC 200CM .014IN .012IN VIPERWIRE ADV DIAMONDBACK	BX	5	$ [******]*
VPR-GW-FT14	GUIDEWIRE VASC 335CM .014IN FLX TP VIPERWIRE ADV DIAMONDBACK	BX	5	$ [******]*
DBP-125SOLID145	SYSTEM ATHRCM 145CM DIAMONDBACK 360 1.25MM PERPH DMD SLD	EA	1	$ [******]*
VPR-GW-FT18	GUIDEWIRE VASC 335CM .018IN .014IN FLX TP VIPERWIRE ADV	BX	5	$ [******]*
DBP 150 CLASSIC145	SYSTEM ATHRCM 145CM DIAMONDBACK 360 1.5MM PERPH DMD CLSC	EA	1	$ [******]*
DBP-150SOLID145	CATHETER ATHRCM 145CM 1.5MM DIAMONDBACK 360 PERPH DMD SLD	EA	1	$ [******]*
DBP 200 CLASSIC145	CATHETER ATHRCM 145CM 2MM 6FR DIAMONDBACK 360 2MM PERPH CLSC	EA	1	$ [******]*
DBP-200SOLID145	CATHETER ATHRCM 145CM 2MM DIAMONDBACK 360 PERPH DMD ROT SLD	EA	1	$ [******]*

•	Rebates: [******]* percent ([******]*%) on all net Purchases during each contract quarter.

•	Direct: Yes

•	Distributor: N/A
Services: N/A

•	Rebates: N/A

•	Prices: N/A

Exhibit B

Specific Purchasing Terms
1.     Product and Award Basis

ProductAward Basis
AtherectomyMulti

2.     Effective Date: May 1, 2018

3.     Expiration Date: July 31, 2021

4.     Prior Agreement:
The prior agreement between HealthTrust and Vendor dated August 1, 2014 is replaced by this Agreement upon the Effective Date, as provided in Section 15.1 (Entire Agreement; Prior Agreement).
5.     Market Level Pricing:
If the award basis stated above for any Product is other than Sole Source, Vendor acknowledges that if any Participant is able to commit a selected group of its Affiliated Purchasers to purchase from Vendor a higher commitment basis (either by market share percentage or award basis), or to otherwise provide value to Vendor, then Vendor agrees to provide mutually acceptable reduced prices for Products for such Purchasers (“Committed Purchasers”). In each such event, HealthTrust, Vendor and the Participant shall enter into an amendment to this Agreement specifically for such Committed Purchasers, which shall state the reduced prices for Products and other applicable terms, and shall list the Committed Purchasers that are eligible for such prices, subject to any applicable commitment stated therein. Except as modified by such amendment, the terms of this Agreement shall apply to purchases of Products by Committed Purchasers, and such purchases shall be deemed to have been made under this Agreement. If the Committed Purchasers fail to meet any agreed upon commitments, Vendor’s sole remedy shall be to terminate the applicable amendment and move the Committed Purchasers to the prices applicable under this Agreement. The terms of this Agreement shall control in the event of any conflict with the terms of any such amendment.
6.     Contacts for Notices:
HealthTrust’s contact for notices under the Agreement:
Senior Vice President, Strategic Sourcing
HealthTrust Purchasing Group, L.P.
1100 Charlotte Avenue, Suite 1100
Nashville, TN 37203

With a copy to:

Chief Legal Officer
HealthTrust Purchasing Group, L.P.
1100 Charlotte Avenue, Suite 1100
Nashville, TN 37203

Vendor’s contact for notices under the Agreement:
Vice President, Market Development
Cardiovascular Systems, Inc.
1225 Old Hwy 8 NW
St. Paul, MN 55112

With a copy to:
General Counsel
Cardiovascular Systems, Inc.
1225 Old Hwy 8 NW
St. Paul, MN 55112

7.     Additional Products or Services Provided at No Additional Charge: N/A
The value of any additional product or service provided by Vendor to Purchasers may be considered to be an additional discount, rebate or other reduction in price to the Products and/or Services obtained under the Agreement. Purchasers may have an obligation to disclose and/or appropriately reflect any such discounts, rebates or price reductions in any costs claimed or charges made to Medicare, Medicaid, or health insurers requiring disclosure. Vendor agrees to provide estimates of the value of such additional products or services to Purchasers upon request.
8.     Product Warranty Duration: For shelf life of the Products as indicated on the packaging.
No later than sixty (60) days after use of the Product, the Purchaser must notify Vendor of any such defects or failure to conform to warranties set forth in this Agreement.
9.     Tracked Devices: N/A

10.     Ordering Process:
Purchasers may place orders directly from Vendor by the means checked below:
Internet
EDI
Purchase Order
Verbal
Facsimile
Other
Not applicable - Product only available from Distributors

11.     Ordering Point:
Purchasers may place orders directly from Vendor and/or from Distributors as checked below:
Vendor Direct only
Distributor only
Either Vendor Direct or Distributor

12.     Distributors: N/A

13.     Distributor Pricing: N/A

14.     F.O.B. Designation:
Shipments of orders placed directly with Vendor shall be fulfilled as checked below:

F.O.B. Origin
F.O.B. Destination

If Products are shipped on an F.O.B. Origin basis, Vendor shall remain responsible for replacing, at Vendor’s sole expense, any Products lost or damaged in transit and, provided that Vendor has timely shipped replacement Products to the applicable Purchaser, shall be entitled to retain the proceeds of any damage-in-transit insurance claim.
15.     Delivery Time: Seven (7) calendar days from receipt of order.

16.     Required Fill Rate: Ninety-five percent (95%).

17.     Payment Terms:

GPO Fees: [******]* percent ([******]*%)
Vendor shall pay to HealthTrust such GPO Fees related to purchases hereunder during each calendar quarter during the Term within thirty (30) days after the expiration of each calendar quarter.
Rebates: Rebates shall be based on purchases by Purchasers under this Agreement made during each calendar quarter during the Term, and shall be paid within thirty (30) days after the expiration of each calendar quarter.
Purchasing Invoice: Net due forty-five (45) days from the latter of receipt of invoice or receipt of Product.
Electronic Payment Programs: Vendor shall accept payment through electronic payment programs (e.g., the American Express Buyer Initiated Payment (BIP) Solution, Bank of America’s ePayables) for all payments arising under this Agreement.

18.     Addresses for Payments: GPO Fees and Rebates shall be sent to HealthTrust as follows:

For delivery of checks that require proof of delivery:
HealthTrust Purchasing Group, L.P.
c/o Wells Fargo
Attn: Wholesale Lockbox- P. O. Box 751576
Building 2C2-NC 0802
1525 West WT Harris Blvd
Charlotte, North Carolina 28262
Telephone No.: 704-590-5382

For ACH payments:
Bank Name: Wells Fargo

Account Name: HealthTrust Purchasing Group, L.P.

For wire payments:
HealthTrust Purchasing Group, L.P.
c/o Wells Fargo

For all other mail deliveries:
HealthTrust Purchasing Group, L.P.
c/o Wells Fargo

P.O. Box 751576
Charlotte, North Carolina 28275-1576

HealthTrust reserves the right to revise the above payment address information by providing written notice to Vendor.
19.     Freight / Shipping Charges:

Freight/shipping charges for purchases directly from Vendor shall be subject to the additional terms checked below:
Freight/shipping charges are not included in the Product price and shall be “prepaid” by Vendor and added to the invoice as a separate line item that is identified as either a “freight” or “shipping” charge. The freight/shipping charge shall not include any additional amounts for shipping for which Vendor is responsible pursuant to Section 7.1 of the Agreement.

Freight/shipping charges are included in the Product price, subject to Purchaser’s obligations to pay any additional expedited freight/shipping charges (if such expedited delivery is requested by Purchaser), as stated in Section 8.1 of the Agreement.
Freight collect via carrier designated by Purchaser or HealthTrust.
N/A – Products available only via distribution.
20.     Insurance Policy Minimum Amounts:
Per Occurrence: Ten million dollars ($10,000,000).
In the Annual Aggregate: Twenty-five million dollars ($25,000,000).

21.     Vendor Customer Service:
Vendor’s customer service representatives shall be available between 8:00 A.M. and 8:00 P.M. Eastern Time, Monday through Friday, except for holidays.
22.     Training, Repair, Safety:

Vendor shall supply training, repair and safety information to each Purchaser as checked below:
Operator training
Preventative maintenance and repair instruction
Repair and replacement parts lists, ordering instructions, and alternative sources of parts
Material Safety Data Sheets for all material/chemical Product purchases in compliance with OSHA standards and those of any other applicable federal, state or local law or regulation
23.     Related Product Offerings:

With respect to each product category under this Agreement, Vendor shall provide to HealthTrust upon request and upon request a listing of its and its Affiliates’ entire offering of products in each such product category and (ii) to the extent reasonably available, its competitors’ offerings of products in each such product category, in the form of the following worksheet: